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                                                                    EXHIBIT 10.4



                                 July 17, 1998


Mr. Don Williams
903 East Main
New Roads, Louisiana 70760

     Re:  River Port Truck Stop, L.L.C. / Operating Agreement

Dear Don:

     Reference is hereby made to the proposed Operating Agreement (the "Agreement") of River Port Truck Stop, L.L.C. (the "Company"), to be entered into between Don Williams ("Williams") and North American Gaming and Entertainment Corporation ("NAG"), in the form delivered to Blane Clark under cover of the letter of Mike Parsons dated July 17, 1998. The parties have agreed to delete Section 8.20 of the Agreement and to memorialize their agreement in respect of the matters contemplated therein, as follows (capitalized terms not otherwise defined herein shall have the meaning ascribed in the Agreement):

     Issuance of Additional Membership Interests and Sharing Ratios; Net Profits Interest Participation. Anything contained in the Agreement notwithstanding, at the election of NAG, additional Membership Interests and Sharing Ratios may be created and issued by the Company, or transferred by NAG and Williams, in an amount (i.e., 0.2%) that would first reduce Williams' Membership Interest and Sharing Ratio so that they are the same as NAG's Membership Interest and Sharing Ratio and then would reduce each of NAG's and Williams' Membership Interests and Sharing Ratios pro rata from such levels (i.e., 49.9%) to as little as 40%, but only to one or more persons or entities who were formerly holders of Class A Preferred Stock of NAG, on such terms and conditions, and to such of said former holders of Class A Preferred Stock of NAG, as NAG may determine, but only for the purpose of discharging or paying debts or accrued dividends of NAG, redeeming or acquiring equity securities of NAG and/or settling any other potential claims of such Class A Preferred Stock holders against OM Operating, L.L.C., NAG and/or Williams; or, alternatively, at the election of NAG, the Company may enter into an agreement with one or more persons to carve out a "net profits interest" to such persons equal to up to 20% of the net profits and cash flow of the Company which, shall be applied first against Williams' Sharing Ratio to equalize the
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     manner in which the remaining net profits and cash flow are split between
     NAG and Williams and then proportionately thereafter. Anything contained herein to the contrary notwithstanding, in no event shall the Membership Interests, Sharing Ratio or "net profits interest" of Williams be lower than that of NAG. NAG and Williams agree to execute such amendments to the Agreement and such other documents, and to take such actions, as may be reasonably necessary to effect the foregoing provisions of this paragraph. It is intended that the "net profits interest" would be a deductible expense of the Company and that cash flow distributed pursuant to such "net profits interest" would be a distributed at the same priority level as distributions to Members of the Company. Notwithstanding the foregoing provisions, any such additional issuance or any such transfer is conditioned upon Louisiana residents who meet the suitability requirements of Applicable Laws owning at least a majority of the Membership Interests and Sharing Ratios following such issuance or transfer in accordance with Applicable Laws necessary for the Company to be able to maintain its licenses to operate a truck stop video poker casino. Upon any such issuance or transfer, Exhibit "A" to the Agreement shall be amended to reflect the correct Sharing Ratios.



     To the extent of any conflicts or inconsistencies between the Agreement and this letter agreement, this letter agreement shall control. If the foregoing accurately reflects the agreement between you and NAG, please sign a copy of this letter and fax the signed copy back to me.

                                    Yours truly,

                                    NORTH AMERICAN GAMING AND
                                    ENTERTAINMENT CORPORATION

                                    By:
                                       -----------------------------------
                                       E.H. Hawes II, President


ACKNOWLEDGED AND AGREED
THIS __ DAY OF JULY, 1998

------------------------
Donald I. Williams